CONSENT OF INDEPENDENT AUDITORS

Intermediate Bond Fund of America:

We consent to (a) the use in this Post-Effective Amendment No. 13 to Registration Statement No. 33-19514 on Form N-1A of our report dated September 27, 1996 appearing in the Financial Statements, which are included in Part B, the Statement of Additional Information of such Registration Statement, (b) the references to us under the heading "General Information" in such Statement of Additional Information and (c) the reference to us under the heading "Financial Highlights" in the Prospectus, which is a part of such Registration Statement.

Deloitte & Touche LLP
December 20, 1996
Los Angeles, California